UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2011

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	333-161449	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 26, 2010, KBS Legacy Partners Apartment REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, purchased a Class A apartment complex, containing 504 units (“Legacy at Valley Ranch”).  In connection with the acquisition of Legacy at Valley Ranch, the Company, through its operating partnership, KBS Legacy Partners Limited Partnership (the “Operating Partnership”) borrowed $14.0 million pursuant to a bridge loan from the Advisor (the “Advisor Bridge Loan”).  The Operating Partnership executed a promissory note in favor of the Advisor, pursuant to which the Operating Partnership agreed to repay the outstanding principal balance and any accrued interest and other amounts due under the Advisor Bridge Loan by April 25, 2011, subject to the Advisor's option to extend the maturity date to July 25, 2011.  The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6% per annum.  On July 25, 2011, the Operating Partnership entered into an amendment with the Advisor to extend the maturity date of the Advisor Bridge Loan to March 25, 2012 (the “Amended Advisor Bridge Loan”).  The Amended Advisor Bridge Loan, also reduces the outstanding principal amount to $3.0 million.  As of July 25, 2011, the outstanding principal balance under the Amended Advisor Bridge Loan was $3.0 million. The Operating Partnership may repay and reborrow under the note from time to time until the maturity date of the Amended Advisor Bridge Loan, so long as the total principal balance does not exceed $3.0 million.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
The information required by Item 2.03 is included in Item 1.01 above and is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: July 29, 2011	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary